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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 23, 2003

                                   DYNEGY INC.
             (Exact Name of Registrant as Specified in its Charter)

         Illinois                        1-15659                74-2928353
(State or Other Jurisdiction     (Commission File Number)      (IRS Employer
     of Incorporation)                                       Identification No.)

                           1000 Louisiana, Suite 5800
                              Houston, Texas 77002
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (713) 507-6400

                                 Not Applicable
          (Former Name or Former Address, If Changed Since Last Report)

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ITEM 5. OTHER EVENTS

     On April 23, 2003, Dynegy announced that it reached an agreement in principle with Southern Power Company ("Southern") to terminate three power tolling arrangements among Dynegy, Southern and their respective affiliates. Under the terms of the agreement, which is subject to definitive documentation, Dynegy will pay Southern $155 million to terminate the contracts. The contract terminations will result in $96 million of collateral being returned to Dynegy and will eliminate Dynegy's obligation to make $1.7 billion in capacity payments to Southern or its affiliates over the next 30 years. The parties expect to close the transaction in May 2003.

     Reference is made to Dynegy's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "Form 10-K"). On page 52 of the Form 10-K, Dynegy presented its commercial financial obligations, including fixed capacity payments relating to its power tolling arrangements, as of December 31, 2002. As described in the Form 10-K, Dynegy had approximately $3.8 billion in capacity payments associated with its eight then-remaining power tolling arrangements at December 31, 2002. After giving effect to the termination of the three Southern arrangements, which relate to the Dahlberg, Daniel and Goat Rock power generation projects, Dynegy's capacity payments associated with its power tolling arrangements as of December 31, 2002 would have been $2.1 billion (or $1.7 billion on a discounted basis using a LIBOR-based discount rate).

     Dynegy further indicated that, based on then current estimates, the discounted fair value of the capacity payments under these arrangements exceeded the market value of electricity available for sale under these arrangements at December 31, 2002 by approximately $501 million. After giving effect to the termination of the three Southern arrangements, the discounted fair value of the capacity payments under Dynegy's power tolling arrangements would have exceeded the market value of electricity available for sale under these arrangements at December 31, 2002 by approximately $409 million.

     Set forth below is a revised version of the Commercial Financial Obligations table originally included on page 52 of the Form 10-K which gives pro forma effect to the termination of the three tolling arrangements with Southern. This table has been revised only to give pro forma effect to the termination of the three contracts and has not been updated to reflect developments since December 31, 2002. Investors should be aware that these pro forma calculations give effect to contract terminations which remain subject to closing and definitive documentation.

       Pro Forma Commercial Financial Obligations as of December 31, 2002


                                                                           Payments Due By Period
                                                        ----------------------------------------------------------
                                                                            ($ in millions)
                  Cash Obligations*                     Total    2003    2004   2005   2006    2007   Thereafter
                  -----------------                     -----    ----    ----   ----   ----    ----   ----------
Operating Leases (1)                                   $ 1,558   $ 63    $ 63   $ 60   $ 60   $ 108    $ 1,204
Unconditional Purchase Obligations (2)                     165     66      52      4      4       3         36
Pro Forma Capacity Payments (3)                          2,691    294     271    249    240     241      1,396
Conditional Purchase Obligations (4)                       483      6     111    116    121     104         25
Other Long Term Obligations                                 21      3       3      3      3       3          6
                                                       -------  -----   -----  -----  -----   -----    -------
Total Pro Forma Commercial Financial Obligations       $ 4,918  $ 432   $ 500  $ 432  $ 428   $ 459    $ 2,667
                                                       =======  =====   =====  =====  =====   =====    =======

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* Cash obligations are presented on an undiscounted basis.

(1) Amounts include the minimum lease payment obligations associated with the lease arrangements relating to our DNE generation facilities and our Tilton generating facility.

(2) Amounts include natural gas, coal, systems design, various maintenance agreements and power purchase agreements.

(3) Capacity payments include future values of payments aggregating $2.1 billion under our power tolling arrangements. Other capacity payments totaling approximately $676 million include fixed obligations associated with transmission, transportation and storage arrangements.

(4) Amounts include our obligations as of December 31, 2002 to purchase 14 gas-fired turbines. Commitments under the turbine purchase orders are payable consistent with the delivery schedule. The purchase orders include milestone requirements by the manufacturer and provide us with the ability to cancel each discrete purchase order commitment in exchange for a fee, which escalates over time. The amounts herein assume all 14 turbines will be purchased. However, we can cancel these arrangements at any time, subject to a termination fee. If we had terminated the turbine purchase orders at December 31, 2002, the termination fee would have been approximately $48 million, reducing our conditional purchase commitment by $435 million. During the first quarter 2003, we renegotiated these turbine commitments. Under the new arrangements, cash obligations total $6 million in 2003, zero in 2004, $147 million in 2005, $193 million in 2006, $113 million in 2007 and $24 million in 2008. The termination payment remains at approximately $48 million through the first quarter 2004 and is subject to variable escalation thereafter.

     The press release announcing the termination of the aforementioned tolling arrangements is attached hereto as Exhibit 99.1 and incorporated herein by reference. The press release as issued on April 23, 2003 stated that the termination of the tolling agreements would not affect the company's reported earnings guidance for its power generation, natural gas liquids and regulated energy delivery segments because results related to the tolling agreements and any exit costs were excluded from such guidance. The press release also stated that the tolling agreements were accounted for as discontinued operations. Results of operations relating to the tolling agreements are actually accounted for as part of the company's Customer Risk Management segment rather than discontinued operations. The results of the CRM segment and discontinued operations are both excluded from the guidance estimates. The press release attached hereto as an exhibit has been revised to correct the statements in the fifth paragraph regarding discontinued operations accounting. The corrected version of the release also has been posted to our web site.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

a) Financial Statements of Business Acquired - Not Applicable.

b) Pro Forma Financial Information - Not Applicable.

c) Exhibits:

      99.1     Press Release of Dynegy Inc. dated April 23, 2003
               (revised as of May 2, 2003).

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   DYNEGY INC.

                                   BY:   /s/ Keith R. Fullenweider
                                      -----------------------------------
                                      Keith R. Fullenweider
                                      Senior Vice President, Deputy General
                                      Counsel and Secretary

Dated: May 2, 2003